               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                      AlliedSignal Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[LOGO]

                                                    AlliedSignal Inc.
                                                    P.O. Box 3000
                                                    Morristown, NJ 07962-2496

LARRY BOSSIDY
Chairman and
Chief Executive Officer

                                                     March 10, 1998

Dear Shareowner:

It is my pleasure to invite you to attend AlliedSignal's 1998 Annual Meeting of Shareowners. The meeting will be held on Monday, April 27, 1998 at 10:00 a.m. local time at the Company's headquarters, 101 Columbia Road, Morris Township, New Jersey. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

During the meeting, I will report to you on the Company's continued earnings growth and other achievements during 1997 and on our goals for 1998. We welcome this opportunity to have a dialogue with our shareowners and look forward to your comments and questions.

If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to the Company's Shareholder Relations Department, P.O. Box 50000, Morristown, New Jersey 07962, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, please sign, date and return your proxy card as soon as possible. This will not prevent you from voting your shares in person if you are present.

A map and directions to the Company's headquarters appear at the end of the Proxy Statement. I look forward to seeing you on April 27.

                                            Sincerely,



                                            Larry Bossidy

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareowners of AlliedSignal Inc. (the 'Company') will be held on Monday, April 27, 1998 at 10:00 a.m. local time at the headquarters of the Company, 101 Columbia Road, Morris Township, New Jersey, to consider and take action upon the following matters described in the accompanying Proxy
Statement:

     (1) Election of five directors;

     (2) Appointment of Price Waterhouse LLP as independent accountants for 1998;

     (3) A shareowner proposal regarding executive severance pay;

     (4) A shareowner proposal regarding shareowner voting provisions;

     (5) A shareowner proposal regarding the annual election of directors; and

to transact such other business as may properly come before the meeting.

     The Board of Directors has determined that owners of record of the Company's Common Stock at the close of business on March 2, 1998, are entitled to notice of and to vote at the meeting.

                                      By Order of the Board of Directors

                                          PETER M. KREINDLER
                                          Senior Vice President,
                                            General Counsel and Secretary

AlliedSignal Inc.
101 Columbia Road
Morris Township, NJ 07962
March 10, 1998

                             YOUR VOTE IS IMPORTANT
             To vote your shares, please indicate your choices, sign and date the proxy card, and return it in the enclosed postage-paid envelope. You may vote in person at the meeting even though you send in your proxy.

Table of Contents                                                                                      Page
-----------------------------------------------------------------------------------------------------------

General Information..................................................................................    1

1 -- Election of Directors...........................................................................    2

     The Board of Directors and Committees of the Board..............................................    8

     Compensation of Directors.......................................................................    9

Voting Securities....................................................................................   10

Executive Compensation...............................................................................   12

2 -- Appointment of Independent Accountants..........................................................   20

Shareowner Proposals.................................................................................   21

     3 -- Proposal regarding executive severance pay.................................................   21

     4 -- Proposal regarding shareowner voting provisions............................................   23

     5 -- Proposal regarding the annual election of directors........................................   25

Additional Information...............................................................................   27

Directions to Company Headquarters...................................................................  A-1

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AlliedSignal Inc. (the 'Company') for use at the Annual Meeting of Shareowners to be held on Monday, April 27, 1998, and at any adjournment thereof. The solicitation of proxies provides all shareowners who are entitled to vote on matters that come before the meeting with an opportunity to do so whether or not they are able to attend the meeting in person. This Proxy Statement and the related proxy card are first being sent to the Company's shareowners on or about March 10, 1998.

     Owners of record of the Company's Common Stock (the 'Common Stock') at the close of business on March 2, 1998, are entitled to notice of and to vote at the Annual Meeting. At February 20, 1998, there were 567,901,259 shares of Common Stock outstanding. The owners of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Shareowners are entitled to one vote for each share held. If a shareowner is a participant in the Company's Dividend Reinvestment and Share Purchase Plan (the 'Dividend Reinvestment Plan'), the proxy card represents shares in the participant's plan account, as well as shares held of record in the participant's name.

     The shares represented by a properly signed and returned proxy card will be voted as specified by the shareowner. If a proxy card is signed and returned but no specification is made, the shares will be voted FOR the election of all nominees for director (Proposal 1) and the appointment of independent accountants (Proposal 2), and AGAINST the shareowner proposals described in this Proxy Statement (Proposals 3 through 5). A proxy may be revoked by a shareowner at any time before it is voted by notice in writing delivered to the Secretary, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting.

     Abstentions are not counted as votes 'for' or 'against' a proposal, but are counted in determining the number of shares present or represented on a proposal. Therefore, since approval of Proposals 2 through 5 requires the affirmative vote of a majority of the shares of Common Stock present or represented, abstentions have the same effect as a vote 'against' those proposals. New York Stock Exchange rules prohibit brokers from voting on Proposals 3 through 5 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such 'broker non-votes' will not be counted as voted or as present or represented on those proposals.

     It is the policy of the Company that any proxy, ballot or other voting material that identifies the particular vote of a shareowner will, if requested thereon by the shareowner, be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. The Company may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any meeting will be independent parties unaffiliated with the Company.

                           1 -- ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. The Board has nominated five candidates for election as directors for a term ending at the 2001 Annual Meeting. The vote of a plurality of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for election as a director.

     All current directors were previously elected by the shareowners, except Daniel P. Burnham and Frederic M. Poses, who joined the Board in October 1997. Each nominee for election has consented to being named in the Proxy Statement and to serve if elected. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card will be voted for the election of such other person as may be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors pursuant to the By-laws. All directors serve subject to the retirement policy described on page 8.

     Certain information regarding each nominee and each director continuing in office after the Annual Meeting is set forth below, including age and principal occupation, a brief account of business experience during at least the last five years, certain other directorships currently held and the year in which the individual was first elected a director of the Company or one of its predecessor companies.

                             NOMINEES FOR ELECTION

[Photo of Daniel     DANIEL P. BURNHAM, Vice Chairman of the Company
P. Burnham]
                     Mr. Burnham became Vice Chairman and a member of the Board of Directors in October 1997.
                     He joined the Company as Vice President and Controller in 1982. He held several executive positions with AlliedSignal Engineered Materials, including President of its
                     Plastics and Performance Materials Group and President of its Fibers Group, before joining AlliedSignal Aerospace in 1990 as President of its AiResearch Group. He was
                     named President of AlliedSignal Aerospace and an Executive Vice President of the Company
                     in 1992, and continued in those positions until he became Vice Chairman.

                     Director since 1997                          Age 51
                     ----------------------------------------------------------------------------------------

[Photo of Russell    RUSSELL E. PALMER, Chairman and Chief Executive Officer of The Palmer Group
E. Palmer]
                     Mr. Palmer established The Palmer Group, a private investment firm, in 1990, after serving seven years as Dean of The Wharton School of the University of Pennsylvania. He
                     previously served as Managing Director and Chief Executive Officer of Touche Ross
                     International and Managing Partner and Chief Executive Officer of Touche Ross & Co.
                     (USA) (now Deloitte and Touche). He is a director of Bankers Trust Company, Bankers
                     Trust New York Corporation, Federal Home Loan Mortgage Corporation, GTE Corporation, The
                     May Department Stores Company and Safeguard Scientifics, Inc.

                     Director since 1987                          Age 63
                     ----------------------------------------------------------------------------------------

[Photo of Ivan       IVAN G. SEIDENBERG, Vice Chairman, President and Chief Operating Officer of Bell
G. Seidenberg]       Atlantic Corporation

                     Mr. Seidenberg assumed his current position with Bell Atlantic Corporation, a telecommunications and information services provider, upon the merger of NYNEX
                     Corporation and Bell Atlantic in 1997. He had joined NYNEX in 1983 and served in several senior management positions before becoming a director and Vice Chairman of the Board in
                     1991, President and Chief Operating Officer in 1994, and Chairman and Chief Executive
                     Officer in 1995. He is a director of American Home Products Corporation, Boston
                     Properties, Inc., CVS Corporation and Viacom Inc.

                     Director since 1995                          Age 51
                     ----------------------------------------------------------------------------------------

[Photo of Andrew     ANDREW C. SIGLER, Retired Chairman and Chief Executive Officer of Champion International
C. Sigler]           Corporation

                     Mr. Sigler began his career at Champion International Corporation, a paper and forest products company, in 1956. He was elected President and Chief Executive Officer in 1974 and served as Chairman and Chief Executive Officer from 1979 until his retirement in
                     1996. He is a director of Bristol-Myers Squibb Company, The Chase Manhattan Corporation
                     and General Electric Company.

                     Director since 1994                          Age 66
                     ----------------------------------------------------------------------------------------

[Photo of Thomas     THOMAS P. STAFFORD, Consultant, General Technical Services, Inc.
P. Stafford]
                     Lt. Gen. Stafford joined the consulting firm of General Technical Services, Inc. in
                     1984. He is also Vice Chairman and co-founder of Stafford, Burke and Hecker, Inc., a
                     Washington-based consulting firm. After serving as an astronaut for a number of years, he retired in 1979 from the Air Force as Deputy Chief of Staff for Research, Development
                     and Acquisition and served as Vice Chairman of Gibraltar Exploration Limited until 1984.
                     Lt. Gen. Stafford is also Chairman of the Board of Omega Watch Corporation of America
                     and is a director of CMI Corporation, Cycomm International Inc., Seagate Technology
                     Inc., Timet Inc., Tracor, Inc. and Tremont Corporation.

                     Director since 1981                          Age 67
                     ----------------------------------------------------------------------------------------

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 1999

[Photo of Hans       HANS W. BECHERER, Chairman and Chief Executive Officer of Deere & Company
W. Becherer]
                     Mr. Becherer began his business career with Deere & Company, a manufacturer of mobile power machinery and a supplier of financial services, in 1962. After serving in a variety of managerial and executive positions, he became a director of Deere in 1986 and was elected President and Chief Operating Officer in 1987, President and Chief Executive
                     Officer in 1989 and Chairman and Chief Executive Officer in 1990. He is a director of
                     Schering-Plough Corporation.

                     Director since 1991                          Age 62
                     ----------------------------------------------------------------------------------------

[Photo of Paul       PAUL X. KELLEY, Partner, J.F. Lehman & Company
X. Kelley]
                     General Kelley was Vice Chairman of Cassidy & Associates, Inc., a Washington-based government relations firm, from 1989 until early 1998, when he became a Partner of J.F.
                     Lehman & Company, an investment firm. He previously served as Commandant of the Marine
                     Corps and as a Member of the Joint Chiefs of Staff from 1983 until his retirement in
                     1987. General Kelley is a director of GenCorp Inc., Saul Centers, Inc., Sturm, Ruger &
                     Company, Inc., UST Inc. and The Wackenhut Corporation.

                     Director since 1987                          Age 69
                     ----------------------------------------------------------------------------------------

[Photo of Robert     ROBERT P. LUCIANO, Chairman of the Board of Schering-Plough Corporation
P. Luciano]
                     Mr. Luciano joined Schering-Plough Corporation, a manufacturer and marketer of pharmaceuticals and consumer products, in 1978. He served as President from 1980 to 1986 and Chief Executive Officer from 1982 through 1995. He has been Chairman of the Board since 1984. He is a director of C.R. Bard, Inc. and Merrill Lynch & Co.

                     Director since 1989                          Age 64
                     ----------------------------------------------------------------------------------------

[Photo of Robert     ROBERT B. PALMER, Chairman, President and Chief Executive Officer of Digital Equipment
B. Palmer]           Corporation

                     Mr. Palmer joined Digital Equipment Corporation, a provider of networked computer systems, software and services, in 1985. He advanced through a series of executive positions until he became President and Chief Executive Officer in 1992 and Chairman of
                     the Board in 1995.

                     Director since 1995                          Age 57
                     ----------------------------------------------------------------------------------------

[Photo of John       JOHN R. STAFFORD, Chairman, President and Chief Executive Officer of American Home
R. Stafford]         Products Corporation

                     Mr. Stafford has held a number of positions with American Home Products, a manufacturer of pharmaceutical, health care, animal health and agricultural products, since joining that company in 1970. He served as General Counsel, Vice President, Senior Vice
                     President and Executive Vice President before becoming President in 1981, an office he held until 1990 and which he resumed in early 1994. Mr. Stafford was elected Chairman of the Board and Chief Executive Officer in 1986. He is a director of Bell Atlantic
                     Corporation, The Chase Manhattan Corporation and Deere & Company.

                     Director since 1993                          Age 60
                     ----------------------------------------------------------------------------------------

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 2000

[Photo of Lawrence   LAWRENCE A. BOSSIDY, Chairman of the Board and Chief Executive Officer of the Company
A. Bossidy]
                     Mr. Bossidy became Chief Executive Officer of the Company in July 1991 and Chairman of
                     the Board in January 1992. He previously served in a number of executive and financial positions with General Electric Company, a diversified services and manufacturing company, which he joined in 1957. Mr. Bossidy was Chief Operating Officer of General
                     Electric Credit Corporation (now General Electric Capital Corporation) from 1979 to
                     1981, Executive Vice President and Sector Executive of GE's Services and Materials
                     Sector from 1981 to 1984, and Vice Chairman and Executive Officer of GE from 1984 until he joined the Company. He is a director of Champion International Corporation, J. P.
                     Morgan & Co. Incorporated and Merck & Co., Inc.

                     Director since 1991                          Age 63
                     ----------------------------------------------------------------------------------------

[Photo of Ann        ANN M. FUDGE, Executive Vice President of Kraft Foods, Inc.
M. Fudge]
                     Ms. Fudge joined General Foods USA in 1986 and held several planning and marketing positions before being appointed Executive Vice President and General Manager of the
                     Dinners and Enhancers Division in 1991. In 1994, she was named President of Kraft
                     General Foods' Maxwell House Coffee Company. In 1995, Ms. Fudge became Executive Vice
                     President of Kraft Foods, Inc. (the successor to Kraft General Foods, Inc., of which
                     General Foods USA was an operating unit), while continuing to head the Maxwell House
                     Coffee Division as General Manager. She became President of Kraft's Coffee and Cereal
                     Division in 1997. Kraft is the multinational food business of Philip Morris Companies
                     Inc. Ms. Fudge is a director of Liz Claiborne, Inc.

                     Director since 1993                          Age 46
                     ----------------------------------------------------------------------------------------

[Photo of Frederic   FREDERIC M. POSES, Vice Chairman of the Company
M. Poses]
                     Mr. Poses began his career with the Company in 1969 and advanced through a number of managerial and executive positions until he was named President of the Plastics and
                     Engineered Materials Division in 1983, President of the Fibers Division in 1986, and
                     President of AlliedSignal Engineered Materials in 1988, when he was also elected
                     Executive Vice President of the Company. In October 1997, he was named Vice Chairman and a member of the Board of Directors.

                     Director since 1997                          Age 55
                     ----------------------------------------------------------------------------------------

[Photo of Robert     ROBERT C. WINTERS, Chairman Emeritus of The Prudential Insurance Company of America
C. Winters]
                     Mr. Winters joined Prudential, a provider of insurance and financial services, in 1953.
                     During his career with Prudential, he held various managerial positions prior to his election as Executive Vice President in 1978, Vice Chairman in 1984 and Chairman and
                     Chief Executive Officer in 1987. He retired as Chairman and Chief Executive Officer and became Chairman Emeritus in December 1994.

                     Director since 1989                          Age 66
                     ----------------------------------------------------------------------------------------

[Photo of Henry      HENRY T. YANG, Chancellor of the University of California, Santa Barbara
T. Yang]
                     Dr. Yang became Chancellor of the University of California, Santa Barbara in 1994. Prior
                     to his current position, he served in a number of faculty and administrative positions at Purdue University starting in 1969. He became Head of Purdue's School of Aeronautics and Astronautics in 1979 and served as Dean of the Schools of Engineering and Director of the Computer Integrated Design, Manufacturing and Automation Center from 1984 until he joined the University of California.

                     Director since 1996                          Age 57
                     ----------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The business of the Company is managed under the direction of the Board of Directors. There were eight meetings of the Board in 1997, with individual attendance averaging 97% of the meetings. Average attendance by incumbent directors at all meetings of the Board and Committees of the Board on which they served was 95%.

     The Board of Directors' retirement policy establishes 70 as the retirement age for non-employee directors. A director who reaches retirement age shall serve until the next Annual Meeting. The policy also provides that non-employee directors who discontinue the principal position or identification which prevailed at the time of their election (other than by virtue of a promotion) shall offer to tender their resignations as directors and that an employee director shall resign from the Board effective upon termination of service as an active employee of the Company. The Board has discretion to make exceptions to the policy.

     Because of the number of matters requiring Board consideration, and to make the most effective use of individual Board members' capabilities, the Board of Directors has established Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of these Committees, their current members and the number of meetings held during 1997 are described below. A non-employee director may also attend a Committee meeting as an alternate member at the request of the Committee Chairman (with the concurrence of the Chairman of the Board).

     The Audit Committee recommends the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit; reviews the scope and results of the audit with the independent accountants; reviews with management and the independent accountants the Company's interim and year-end operating results; considers the adequacy of the internal accounting and auditing procedures of the Company; and considers the accountants' independence. The members of the Audit Committee, which met five times in 1997, are Messrs. R. E. Palmer (Chairman), Becherer, J. Stafford and Winters, Ms. Fudge and Gen. Kelley.

     The Corporate Governance Committee reviews policies and makes recommendations to the Board, as appropriate, concerning Board-related issues, such as the size and composition of the Board, the criteria and qualifications for election to the Board, retirement from the Board, director compensation and benefits, and the structure, composition and membership of Board committees. The Committee also considers and recommends individuals for nomination as directors. The names of potential director candidates are drawn from a number of sources, including recommendations from members of the Board, management and shareowners. Shareowners wishing to recommend Board nominees should submit their recommendations in writing to the Secretary, AlliedSignal Inc., P.O. Box 4000, Morristown, New Jersey 07962, with the submitting shareowner's name and address and pertinent information about the proposed nominee similar to that set forth in this Proxy Statement for Board nominees, including current principal occupation and employment, principal positions held during the last five years and a list of all companies which the individual serves as a director. (See the heading 'Additional Information -- Other Action at the Meeting' for a summary of the procedure applicable to a shareowner nomination at an annual meeting.) This Committee is responsible for the periodic review of the overall effectiveness of the Board and, when appropriate, making recommendations for improvements. The members of the Corporate Governance Committee, which met two times in 1997, are Messrs. Becherer (Chairman), Luciano, R. E. Palmer, Seidenberg and Winters.

     The Corporate Responsibility Committee reviews the policies and programs that are designed to assure the Company's compliance with legal and ethical standards and that affect its role as a responsible corporate citizen, including those relating to human resources issues such as equal employment opportunity, to health, safety and environmental matters, and to proper business practices. The members of the Committee are Gen. Kelley (Chairman), Ms. Fudge, Messrs. R.
B. Palmer and Sigler, Lt. Gen. T. Stafford and Dr. Yang. It met three times in 1997.

     The Management Development and Compensation Committee reviews and recommends the compensation arrangements for officers; approves such arrangements for other senior level employees; considers matters related to management development and succession and recommends individuals for election as officers; and reviews or takes such other action as may be required in connection with the bonus, stock and other benefit plans of the Company and its subsidiaries. It met six times in 1997. The Committee members are Messrs. Luciano (Chairman), Becherer, Seidenberg, Sigler and J. Stafford.

     The Retirement Plans Committee appoints the trustees for funds under the employee pension benefit plans of the Company and certain subsidiaries; reviews funding strategies; sets investment policy for fund assets; and oversees and appoints members of other committees investing fund assets. This Committee met three times in 1997. Its members are Messrs. Winters (Chairman), Luciano, R. E. Palmer, Sigler and J. Stafford and Ms. Fudge.

     The Technology Committee reviews corporate-wide technology matters, including research, development and engineering, and advises the Company with respect to its technology program and budget, proposed changes in corporate strategy where technology is a significant component, and technologies of importance to the Company's existing or new business areas. The members of this Committee are Lt. Gen. T. Stafford (Chairman), Gen. Kelley, Messrs. R. B. Palmer and Seidenberg and Dr. Yang. It met two times in 1997.

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual Board retainer of $50,000, of which $15,000 is automatically credited to each director's account in the Deferred Compensation Plan for Non-Employee Directors (the 'Deferred Compensation Plan') in the form of Common Stock equivalents (which are only payable after termination of Board service). They also receive a fee of $1,500 for Board meetings attended on any day (eight during 1997), an annual retainer of $5,400 for each Board Committee served, and an additional Committee Chairman retainer of $4,000 for the Audit and Management Development and Compensation Committees and $2,000 for all other Board Committees. While no meeting fees are generally paid for attendance at Committee meetings, a $1,000 fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a Board meeting, and a $1,000 per day fee is paid for special assignments. Non-employee directors are also provided with $350,000 in business travel accident insurance and are eligible to elect, without contribution by them, $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents. All directors are reimbursed for expenses incurred in attending meetings.

     Directors may elect to defer, until a specified calendar year or retirement from the Board, all or any portion of their annual retainers and fees that are not automatically deferred and to have such compensation credited to their account in the Deferred Compensation Plan. Amounts credited either accrue amounts equivalent to interest at the same rate as that determined by the Management Development and Compensation Committee for amounts deferred during the same year under the Company's Incentive Compensation Plan (10% for 1998) or are valued as if invested in Common Stock equivalents or one of the other funds available for investments by participants in the AlliedSignal Savings Plan, as elected by the director. All amounts credited as Common Stock equivalents under the Deferred Compensation Plan, including those referred to above, will earn amounts equivalent to dividends, which will be credited to the directors' accounts as if reinvested in Common Stock, and all such deferred amounts will be paid in cash following termination of Board service. Common Stock equivalents credited to directors' deferred accounts are included in the table set forth below under 'Voting Securities.' Upon a change in control, a director will be entitled to a lump-sum cash payment of all deferred amounts.

     Under the Stock Plan for Non-Employee Directors, each new non-employee director receives a one-time grant of 3,000 shares of Common Stock, which are subject to transfer restrictions until the director's service terminates with the consent of a majority of the other members of the Board, provided termination occurs at or after age 65. During the restricted period, the director has the right to receive dividends on and the right to vote the shares. At the end of the restricted period, a director is entitled to one-fifth of the shares granted for each year of service (up to five). The shares will be forfeited if the director's service terminates (other than for death or disability) prior to the end of the restricted period. The Plan also provides for the grant to each non-employee director continuing in office after an Annual Meeting of an option to purchase 2,000 shares of Common Stock at 100% of the fair market value of the Common Stock on the date of grant. Each option becomes fully vested at the earliest of the director's retirement from the Board at or after age 70, death, disability or April 1 of the third year after the date of grant. Prior thereto, each option becomes exercisable in cumulative installments of 40% of the shares subject to the option on April 1 of the year following the grant date and an additional 30% on April 1 of each of the next two years.

                               VOTING SECURITIES

     As of January 1, 1998, State Street Bank & Trust Company, 225 Franklin Street, Boston, Massachusetts 02101 ('State Street'), held 62,066,850 shares, or approximately 10.9%, of the outstanding Common Stock as trustee of the Company's savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it shall not have received instructions in the same ratio as the shares with respect to which instructions were received. State Street disclaims beneficial ownership of the shares referred to above. State Street also held 7,195,118 shares, or approximately 1.3%, of the outstanding Common Stock as trustee of various trusts or as discretionary adviser, with sole voting power as to 6,498,369 shares, shared voting power as to 147,649 shares, sole investment power as to 6,983,504 shares, and shared investment power as to 211,614 shares.

     FMR Corp. (including Fidelity Management & Research Company and Fidelity Management Trust Company), 82 Devonshire Street, Boston, Massachusetts 02109, has informed the Company that, as of January 1, 1998, it beneficially owned 38,708,564 shares, or approximately 6.8%, of the outstanding Common Stock, primarily as investment adviser, with sole voting power as to 1,513,188 shares and sole investment power as to 38,708,564 shares.

     Set forth below is certain information with respect to ownership of the Common Stock as of February 20, 1998 by each director, certain executive officers and by all directors and executive officers of the Company as a group:

                                                                   Number of
                            Name                                Shares(1)(2)(3)
-------------------------------------------------------------   ---------------

Hans W. Becherer.............................................         20,637
Lawrence A. Bossidy..........................................      4,754,592
Daniel P. Burnham............................................        739,938
Ann M. Fudge.................................................         13,211
Paul X. Kelley...............................................         32,118
Peter M. Kreindler...........................................        334,196
Robert P. Luciano............................................         18,213
Robert B. Palmer.............................................          7,679
Russell E. Palmer............................................         17,967
Frederic M. Poses............................................        988,725
Ivan G. Seidenberg...........................................         10,244
Andrew C. Sigler.............................................         24,746
John R. Stafford.............................................         32,201
Thomas P. Stafford...........................................         23,542
Richard F. Wallman...........................................        179,863
Robert C. Winters............................................         42,445
Henry T. Yang................................................          6,246
All directors and executive officers as a group..............      7,754,831

------------

(1) The total for any individual is less than 0.9%, and the total for the group is less than 1.4%, of the shares of Common Stock outstanding.

(2) Includes (a) shares held individually, jointly with others or in the name of a family member or of a bank, broker or nominee for the individual's account, (b) whole shares attributable to participants in the Dividend Reinvestment Plan and the AlliedSignal Savings Plan, (c) restricted shares as to which directors have sole voting power but no investment power prior to the lapse of restrictions, and (d) the following number of shares or share-equivalents in deferred accounts, as to which no voting or investment power exists: Mr. Becherer, 8,437; Mr. Bossidy, 17,112; Mr. Burnham, 38,014; Ms. Fudge, 1,011; Gen. Kelley, 13,091; Mr. Kreindler, 19,796; Mr. Luciano, 4,013; Mr. R. B. Palmer, 2,479; Mr. R. E. Palmer, 3,767; Mr. Poses, 189,802;
    Mr. Seidenberg, 3,044; Mr. Sigler, 8,546; Mr. J. Stafford, 4,001; Lt. Gen.
    T. Stafford, 11,322; Mr. Wallman, 20,605; Mr. Winters, 5,673; Dr. Yang, 2,446; and all directors and executive officers as a group, 374,496.

(3) Includes shares which the following have the right to acquire within 60 days through the exercise of vested stock options: Mr. Bossidy, 3,860,000; Mr. Burnham, 600,000; Mr. Kreindler, 302,000; Mr. R. B. Palmer, 2,200; Mr. Poses, 755,000; Mr. Seidenberg, 4,200; Mr. Wallman, 159,000; Dr. Yang, 800;
    each other non-employee director, 6,200; and all directors and executive officers as a group, 6,209,000; no voting or investment power exists with respect to such shares prior to acquisition.

                            ------------------------

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports relating to their ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and New York Stock Exchange. Based on information provided by the Company's directors and officers and a review of such reports, the Company believes that all required reports were filed on a timely basis during 1997 except that one transaction by Robert F. Friel, an officer of the Company, was reported less than one month after the due date.

                             EXECUTIVE COMPENSATION

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

     The Management Development and Compensation Committee of the Board of Directors (the 'Committee'), subject to the approval of the Board of Directors, determines the compensation of the Company's executive officers and oversees the administration of executive compensation programs. The Committee is composed solely of independent directors.

Executive Compensation Policies and Programs

     The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareowner returns by achieving aggressive goals. The programs link each executive's compensation directly to performance. A significant portion of each executive's compensation is dependent upon the appreciation of the Common Stock and meeting financial goals and other individual performance objectives.

     There are three basic components to this 'pay for performance' system: base pay; annual incentive bonus; and long-term, equity-based incentive compensation (primarily stock options). Each component is addressed in the context of competitive conditions. In determining competitive compensation levels, the Company analyzes information from several independent surveys which include information regarding comparably-sized industrial companies. Since the Company's market for executive talent extends beyond its own industries, the survey data include companies outside the industrial classifications represented in the Composite Group Index referred to below under 'Performance Graph.'

     Base pay. Base pay is designed to be competitive within 20% above or below median salary levels at other large industrial companies for equivalent positions. The executive's actual salary relative to this competitive framework varies based on individual performance and the individual's skills, experience and background.

     Annual incentive bonus. In 1997, each executive was eligible to receive an annual cash bonus. Award levels, like the base salary levels, are set with reference to competitive conditions and are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of aggressive goals. The actual amounts paid were determined by performance based on two factors: first, financial performance, which was measured against objectives established for net income, cash flow, productivity increases and revenue growth; and second, the individual executive's performance against other specific management objectives, such as improving customer satisfaction and developing organizational capability. Financial objectives were given greater weight than other management objectives in determining bonus payments. The types and relative importance of specific financial and other business objectives varied among the Company's executives depending on their positions and the particular operations or functions for which they were responsible.

     Long-term, equity-based incentive compensation. The long-term, equity-based compensation program is tied directly to shareowner return. The executive is rewarded if the shareowners receive the benefit of appreciation in the price of the Common Stock. Under the program, long-term incentive compensation consists of stock option grants which vest over a multi-year period. Options for executive officers are granted in tandem with limited stock appreciation rights, which are designed to provide the executive with an economic benefit comparable to that available to all shareowners in the event of a tender offer for the Company's shares, a change in control or similar event. The Company periodically grants new awards to provide continuing incentives for future performance, without regard to the number of outstanding awards. Depending on the executive, grants are either made annually, with vesting over a three-year period, or periodically, with vesting over a longer period but subject to acceleration if specified financial performance objectives are achieved. Like the annual bonus, award levels are set with regard to competitive considerations, and each individual's actual award is based upon the individual's performance, potential for advancement, leadership ability and commitment to the Company's total quality efforts.

     The principal purpose of the long-term incentive compensation program is to encourage the Company's executives to enhance the value of the Company and, hence, the price of the Common Stock and the shareowners' return. This component of the compensation system (through extended vesting) also is designed to create an incentive for the individual to remain with the Company. In addition, awards of restricted units, each of which entitles the holder to one share of Common Stock on vesting (or cash in the Committee's discretion), may be made on a select basis to individual executives in order to enhance the retention incentive. These units vest over an extended period of up to ten years.

     The Company intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment. Accordingly, compensation paid under the Company's 1993 Stock Plan and Incentive Compensation Plan is generally deductible, although certain compensation paid to some executives may not be deductible.

Annual Reviews

     Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareowner value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs. In conducting these annual reviews, the Committee considers information provided by the Chief Executive Officer and the Senior Vice President-Human Resources and Communications and uses surveys and reports prepared by independent compensation consultants. The Committee also periodically reviews the levels of ownership in shares and share-equivalents of the Common Stock for executive officers to assure that they maintain ownership positions that are consistent with guidelines established at other large industrial companies.

     The Committee annually reviews with the Chief Executive Officer the individual performance of the other executive officers and the Chief Executive Officer's recommendations with respect to the appropriate compensation awards. With Board authorization, the Committee approves salary actions and determines the amount of annual bonus and the number of long-term, equity-based awards for each officer. The Committee also reviews with the Chief Executive Officer the financial and other objectives for the senior executive and other officers for the following year.

     In 1997, awards to executive officers as a group reflected the overall financial performance of the Company, which included achievement of the Company's sales, earnings per share and cash flow goals. Awards to individuals also reflected performance against their specific management objectives, as well as the performance of the operations or functions for which they were responsible.

Chief Executive Officer

     Based on the Company's financial performance in 1997, which included a 15% increase in earnings per share and net income in excess of $1.1 billion, as well as a 16% increase in the price of the Common Stock, the Company's focus on customer excellence, and the emphasis on development of the Company's organizational capability and leadership team, the Committee awarded Mr. Bossidy a bonus of $3,150,000. In addition, in order to further recognize and reward Mr. Bossidy for his extraordinary performance on behalf of the Company, given that his base salary, incentive bonus target and eligibility for restricted units have remained unchanged since 1994, and to provide a stock option-based incentive to continue his contributions to the improvement of the share price through and beyond retirement on April 1, 2000, and to assure a successful transition, the Committee in 1997 approved a grant of 1,500,000 stock options (after adjustment to reflect the two-for-one split of the Common Stock in September 1997 (the 'Split')), which will vest if the Company achieves a cumulative 45% growth in consolidated earnings per share during any consecutive three-year period and be exercisable no sooner than age 65 (with respect to 50% of the options) and age 66 (with respect to the remaining 50%); in any event, the options will fully vest and be exercisable on the earlier of January 1, 2002, death or total disability.

Members of the Management Development and Compensation Committee:

Robert P. Luciano, Chairman
Hans W. Becherer
Ivan G. Seidenberg
Andrew C. Sigler
John R. Stafford

                         *         *         *

Note: Figures in the following tables relating to shares and share-equivalents have been adjusted as appropriate to reflect the Split.

SUMMARY COMPENSATION TABLE

     The following table contains information concerning the most highly compensated executive officers of the Company, as required under applicable rules of the Securities and Exchange Commission.

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation              Long-Term Compensation
                           -------------------------------------    -------------------------
                                                                                    Securities
Name and Principal                                  Other Annual      Restricted    Underlying     All Other
     Position       Year     Salary       Bonus     Compensation    Unit Awards(1)  Options(#)  Compensation(2)
------------------- -----  ----------  -----------  ------------    --------------  ---------   ---------------
Lawrence A.         1997   $2,000,000  $ 3,150,000    $  4,617            --        1,500,000     $   572,352
  Bossidy           1996    2,000,000    2,800,000       6,576            --           --           1,028,889
  Chairman of the   1995    2,000,000    2,350,000      58,206(3)         --           --           1,005,653
  Board and Chief
  Executive Officer
Frederic M.         1997      510,000      735,000      13,572            --           --             112,710
  Poses             1996      493,500      670,000      15,767            --           --             101,901
  Vice Chairman(4)  1995      475,000      625,000       2,710        $  1,072,500  1,300,000          61,254

Daniel P.           1997      485,000      720,000      11,683            --           --              77,827
  Burnham           1996      473,333      575,000      61,379            --           --              76,407
  Vice Chairman(4)  1995      450,000      445,000      77,539           1,072,500  1,300,000          73,290

John W.             1997      475,000      500,000       4,393            --           --              69,405
  Barter            1996      466,667      500,000       4,385            --           --              67,292
  Executive Vice    1995      450,000      400,000         767           1,072,500  1,300,000          52,991
  President(5)
Peter M.            1997      410,000      480,000       7,996            --           --              46,305
  Kreindler         1996      410,000      430,000       4,835            --          780,000          45,315
  Senior Vice       1995      410,000      380,000         468             680,000    140,000          38,855
  President,
  General Counsel
  and Secretary
Richard F.          1997      377,917      420,000       7,568            --           --              36,561
  Wallman           1996      358,333      350,000       7,616           1,231,250    715,000          24,213
  Senior Vice       1995      289,423      275,000       3,479             392,500    120,000        --
  President and
  Chief Financial
  Officer

                                                        (footnotes on next page)

------------

(1) Restricted unit awards, valued on the date of the award, entitle the holder to receive one share of Common Stock for each unit when the unit vests. The Committee has the discretion to pay all or part of such awards in cash. None of the units reflected in the table vests in less than three years. The total number of units held and their value at the end of 1997 were as follows: Mr. Bossidy, 598,296 units ($23,221,364); Mr. Poses, 61,070 units ($2,370,279); Mr. Burnham, 61,070 units ($2,370,279); Mr. Barter, 60,640 units ($2,353,590); Mr. Kreindler, 40,590 units ($1,575,399); and Mr.
    Wallman, 56,600 units ($2,196,788). Common Stock dividend equivalents are payable on each unit.

(2) Amounts shown for 1997 consist of matching contributions made by the Company under the savings plan and supplemental savings plan: for Mr. Bossidy, $120,006; Mr. Poses, $40,800; Mr. Burnham, $38,808; Mr. Barter, $38,004; Mr.
    Kreindler, $16,404; and Mr. Wallman, $15,117; the value of life insurance premiums: for Mr. Bossidy, $398,821; Mr. Poses, $14,640; Mr. Burnham, $32,350; Mr. Barter, $15,666; and Mr. Kreindler, $18,670; and above-market interest earned during 1997 on previously deferred compensation but not paid or payable in 1997: for Mr. Bossidy, $53,525; Mr. Poses, $57,270; Mr. Burnham, $6,669; Mr. Barter, $15,735; Mr. Kreindler, $11,231; and Mr. Wallman, $21,444.

(3) Includes $18,627 for estate planning and $23,690 for Company-provided transportation.

(4) Prior to October 1, 1997, Mr. Poses and Mr. Burnham were Executive Vice Presidents of the Company and Presidents of AlliedSignal Engineered Materials and AlliedSignal Aerospace, respectively.

(5) Mr. Barter was Executive Vice President of the Company until his retirement on December 31, 1997 and also was President of AlliedSignal Automotive until October 1, 1997.

OPTION TABLES

     The following tables contain information concerning stock options, all of which were granted with an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        Number of       % of Total
                                        Securities       Options
                                        Underlying      Granted to     Exercise                  Grant Date
                                         Options       Employees in     Price      Expiration      Present
                Name                     Granted       Fiscal Year      ($/Sh)        Date        Value(1)
------------------------------------    ---------      ------------    --------    ----------    -----------
Lawrence A. Bossidy.................    1,500,000(2)        18%         $35.44       4/27/07     $13,485,000
Frederic M. Poses...................       --             --              --          --             --
Daniel P. Burnham...................       --             --              --          --             --
John W. Barter......................       --             --              --          --             --
Peter M. Kreindler..................       --             --              --          --             --
Richard F. Wallman..................       --             --              --          --             --

                                                        (footnotes on next page)

------------

(1) Options are valued using a Black-Scholes option pricing model which assumes a historic five-year average volatility of 18.6%, the average dividend yield for the three years ended December 31, 1996 (1.8%), a 6.8% risk-free rate of return (based on the average zero coupon five-year U.S. Treasury note yield for the month of grant), and an expected option life of five years based on past experience. No adjustments are made for risk of forfeiture. Options will have no actual value unless, and then only to the extent that, the Common Stock price appreciates from the grant date to the exercise date. If the grant date present values are realized, total shareowner value will have appreciated by approximately $5.1 billion, and the value of the granted options reflected in the table will be less than 0.3% of the total shareowner appreciation.

(2) These options will fully vest on the earlier of January 1, 2002, death, disability or April 1 of the year following achievement of at least a cumulative 45% growth in consolidated earnings per share for a consecutive three-year period. The options are accompanied by tandem limited stock appreciation rights ('LSARs'), which provide that in the event of a tender offer for the Company's shares, a change in control or similar event, a cash payment will be made within 90 days equal to the difference between the option exercise price and a price for the Common Stock related to the event, and the corresponding options will expire.

                            ------------------------

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES


                                                         Number of Securities        Value of Unexercised
                              Shares                    Underlying Unexercised     In-the-Money Options(1)
                            Acquired on                  Options at Year-End             at Year-End
                             Exercise       Value     --------------------------  --------------------------
Name                            (#)       Realized    Exercisable  Unexercisable  Exercisable  Unexercisable
--------------------------- -----------  -----------  -----------  -------------  -----------  -------------

Lawrence A. Bossidy........   850,000    $23,082,225    3,880,000    1,500,000    $82,584,300   $  5,058,750
Frederic M. Poses..........   170,800      3,973,359      655,000    1,100,000     13,519,288     23,124,750
Daniel P. Burnham..........   300,000      7,252,500      500,000    1,100,000     10,166,250     23,124,750
John W. Barter.............   280,000      8,786,015      636,000    1,100,000     13,773,310     23,124,750
Peter M. Kreindler.........   240,000      5,384,955      200,000      762,000      3,542,820     10,597,545
Richard F. Wallman.........    45,000      1,082,775       68,000      696,000      1,000,040      9,619,380

------------

(1) 'In-the-Money Options' are those which have an exercise price that is lower than the year-end fair market value of the underlying securities.

PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total return on the Common Stock to the total returns on the Standard & Poor's 500 Stock Index and a composite index of corporations in the same industries as the Company (the 'Composite Group Index').

                              [PERFORMANCE GRAPH]

Company
Common                133          117       166        237        279
Stock

S&P 500               110          112       153        189        252

Composite
Group                 116          124       177        230        269


     In each case, a $100 investment on December 31, 1992 and reinvestment of all dividends are assumed. Returns are at December 31 of each year.

                            ------------------------

     The Composite Group Index combines the total returns on the published Dow Jones indices for the Aerospace & Defense, Automobile Parts & Equipment Excluding Tire and Rubber Makers, and Chemical Groups. The total return for the Composite Group Index is calculated by adding the products obtained from separately multiplying the total return for each of the three Dow Jones groups by the total market capitalization of the companies included in that group and dividing by the total market capitalization of the companies included in the three groups. This calculation is made for each year using stock market capitalization data as of the beginning of the year provided to the Company by Dow Jones. Shareowners may obtain this data from the Secretary, AlliedSignal Inc., P.O. Box 4000, Morristown, New Jersey 07962.

RETIREMENT BENEFITS

     The following table illustrates the estimated annual pension benefits which would be provided on retirement at age 65 under the Company's Retirement Program (the 'Pension Plan') and an unfunded supplemental retirement plan (the 'Supplemental Plan'), after applicable deductions for Social Security benefits, to salaried employees having specified average annual remuneration and years of service.

                                 PENSION TABLE

  Average                                 Years of Service
   Annual        ------------------------------------------------------------------
Remuneration        5            10            15             20           25--30
------------     --------     --------     ----------     ----------     ----------

 $  500,000      $ 39,816     $ 89,816     $  139,816     $  189,816     $  239,816
    700,000        59,816      129,816        199,816        269,816        339,816
    900,000        79,816      169,816        259,816        349,816        439,816
  1,100,000        99,186      209,816        319,816        429,816        539,816
  1,500,000       139,816      289,816        439,816        589,816        739,816
  2,000,000       189,816      389,816        589,816        789,816        989,816
  2,500,000       239,816      489,816        739,816        989,816      1,239,816
  3,000,000       289,816      589,816        889,816      1,189,816      1,489,816
  3,500,000       339,816      689,816      1,039,816      1,389,816      1,739,816
  4,000,000       389,816      789,816      1,189,816      1,589,816      1,989,816

     The benefit amounts shown in the Pension Table are computed on a straight life annuity basis. At January 1, 1998, the following individuals had the indicated number of years of credited service for pension purposes: Mr. Bossidy, 6.5; Mr. Poses, 28.33; Mr. Burnham, 15.67; Mr. Barter, 21.83; Mr. Kreindler, 6.0; and Mr. Wallman, 1.83.

     The amounts in the Salary and Bonus columns of the Summary Compensation Table for 1997 would be included in computing remuneration for pension purposes. Average annual remuneration under the Pension Plan is calculated based on the highest paid 60 consecutive months of an employee's last 120 months of employment.

     Under his employment agreement, commencing on retirement, Mr. Bossidy is entitled to receive during his lifetime Company facilities and services comparable to those provided prior to his retirement, and a retirement benefit equivalent to 60% of his final average compensation (based on his highest three years of salary and bonus) payable annually for his lifetime, and 45% of his final average compensation payable annually thereafter to his surviving spouse for her lifetime. If Mr. Bossidy dies prior to retirement, a benefit equivalent to 45% of his final average compensation will be paid to his surviving spouse for her lifetime. Benefits under the agreement will be reduced by any retirement benefits payable under the Pension Plan and Supplemental Plan, any survivor benefit payable under the Company's executive life insurance program, and under certain circumstances, benefits payable under pension plans of his former employer.

EMPLOYMENT AND TERMINATION ARRANGEMENTS

     Mr. Bossidy's employment agreement with the Company provides for his employment as Chairman and Chief Executive Officer through April 1, 2000 at a salary of $2,000,000 per year, and a target annual incentive bonus of at least 80% of salary. Mr. Bossidy also has agreed to be available as an advisor to and representative of the Company following retirement, as mutually agreed to by him and his successor. His employment agreement also provides for certain post-retirement benefits which are described under 'Retirement Benefits.' The Company has assumed obligations for certain life insurance policies and will be reimbursed from the proceeds of the policies for premiums it pays; the value of these premiums is reflected in the Summary Compensation Table.

     In connection with Mr. Barter's retirement, the Committee determined that following retirement his remaining unvested stock options and one third of his remaining unvested restricted units would vest in accordance with their original terms.

     Under the Severance Plan for Senior Executives (the 'Plan'), the other executive officers named in the Summary Compensation Table would be entitled to payments equivalent to base salary and annual incentive bonus (and continuation of certain benefits, such as group life and medical insurance coverage) for a period of time if their employment is terminated other than for 'gross cause' (which includes fraud and criminal conduct). The period would range from 18 months for any named officer hired after June 30, 1993 to 36 months for those named officers employed on that date (but in no event beyond age 65), provided that payments would be made in a lump sum following a change in control. The Plan provides for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company.

                  2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, which is composed entirely of independent directors, the Board of Directors has appointed Price Waterhouse LLP ('Price Waterhouse') as independent accountants for the Company to audit its consolidated financial statements for 1998 and to perform audit-related services, including review of the Company's quarterly interim financial information and periodic reports and registration statements filed with the Securities and Exchange Commission and consultation in connection with various accounting and financial reporting matters. Price Waterhouse also performs non-audit services for the Company.

     The Board has directed that the appointment of Price Waterhouse be submitted to the shareowners for approval. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote on the proposal at the Annual Meeting is required for approval. If the shareowners do not approve, the Audit Committee and the Board will reconsider the appointment.

     Total fees for services rendered by Price Waterhouse in 1997 to the Company and its subsidiaries worldwide were approximately $14,100,000. The Company has been advised by Price Waterhouse that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS.

                              SHAREOWNER PROPOSALS

     Shareowners have given the Company notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The proposed resolutions and accompanying statements have been provided by the respective proponents and the Company is not responsible for any inaccuracies contained therein. For the reasons stated, the Board of Directors does not support these proposals. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote on the proposals at the Annual Meeting is required for approval of each proposal.

                       3 -- SHAREOWNER PROPOSAL REGARDING
                            EXECUTIVE SEVERANCE PAY

     This proposal has been submitted by the Teamsters Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, D.C. 20001 (the owner of 37,800 shares of Common Stock).

                            ------------------------

     'Proposal: Shareholders urge that the board of directors adopt a policy that executive severance pay of over $1 million must be approved by the shareholders as a separate issue for vote at the annual shareholder meeting. Such a severance package must be tied to the performance of the company stock over the next 3 years. This should include all pay, current and deferred, and is not limited to cash, stock, options and benefits.'

     Supporting Statement:

     'Recent outcry against excessive executive compensation has included criticism of companies, such as Disney and Apple, which have awarded general severance packages. We believe that senior executives at AlliedSignal are already paid excessively, and shareholders should have the right to vote no on any additional severance packages.

     'In 1996 AlliedSignal CEO Lawrence Bossidy received a salary of $2,000,000, bonus of $2,800,000 and other annual compensation of $6,576, all other compensation $1,028,889. For example, has over $79 million in unexercised stock options. In September of this year, Mr. Bossidy made $12 million in personal profit in a single day by selling his stock.

     'In April 1997, Business Week compiled an Executive Compensation Scorecard, comparing compensation of top executives to both shareholder return and corporate profit with other industry peers. In both categories AlliedSignal scored a 5 (with 1 as the best possible score and 5 as the worst). AlliedSignal's score was in the worst 10% of its peers in terms what shareholders earn compared to the CEO pay package.

     'In addition to unnecessarily depleting the resources of the company, we believe that excessive executive compensation may have the larger effect of undermining productivity.

     According to Business Week: `Researchers found that overpayment of CEOs, relative to industry norms and lower-echelon compensation, tends to harm management loyalty. The larger the gap between the CEO's pay and those in lower management levels, the higher the turnover among subordinates. While the study focused on higher management levels, [Charles] O'Reilly [of Stanford University] thinks the negative impact of outsize CEO compensation can hurt overall employee morale.' (October 13, 1997).

     'At last year's annual shareholder meeting, when questioned on his pay package, Bossidy responded, `CEO's do get paid a lot of money . . . and if someone is going to get it, why not me?' We do not believe that to be a valid argument.

     'For all of these reasons we urge you to vote FOR this proposal.'

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Company's executive compensation programs are designed to attract and retain highly qualified executives and motivate them to maximize shareowner returns. These programs, which have been developed to be competitive with compensation packages offered by other comparable employers, link a significant portion of executive compensation to performance and to appreciation in the price of the Common Stock.

     The Board of Directors oversees the compensation arrangements for the Company's officers, primarily through the Management Development and Compensation Committee of the Board (see the 'Report of the Management Development and Compensation Committee' above). The Board recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the best interest of the Company and its shareowners.

     The Company's severance program is intended to enhance the Company's ability to attract the highest quality executives. These executives often must relocate and forfeit significant bonus, stock and accumulated pension values with their existing employers in order to join the Company. They generally are unwilling to take such financial risks without some protection in the event that their positions with the Company are adversely impacted by an unanticipated change in circumstances. In addition, the severance program is intended to keep executives focused and objective in dealing with Company matters, rather than being distracted by the personal financial impact of their actions. With the severance program, the Company's executives are provided with a degree of financial protection that allows them to act decisively in maximizing shareowner value.

     The Board believes the executive severance plan described above under 'Employment and Termination Arrangements' is appropriate to address these concerns and is comparable to similar plans at other major companies. Placing an arbitrary ceiling on the Board's ability to provide such payments to senior executives may put the Company at a competitive disadvantage and unduly inhibit the Company's flexibility in making hiring decisions. Further, the Board believes the proposal would be impracticable because the timing of hiring and termination decisions may not coincide with an annual shareowners' meeting.

     While the proposal relates to severance pay, the primary focus of the supporting statement is on the compensation of Mr. Bossidy, who has led the Company as Chief Executive Officer since mid-1991. During that period, the price of the Company's shares has appreciated 429%, compared with 161% for the S&P 500 and 171% for the Dow Jones Industrial Average. The Company's market value has increased from $4 billion to $20 billion, and the $16 billion increase has accrued to the benefit of the shareowners. Since 1991, net income has grown at a compound average annual rate of more than 14%, operating margin has increased from 4.7% to 11.4%, and productivity has increased by an average of 5.8% a year. Employee satisfaction, as measured by an independent survey, has improved markedly. In addition, Mr. Bossidy has led a change in the Company's business portfolio from cyclical businesses to higher-margin, higher-growth businesses, which has put the Company in a better position to achieve consistent and substantial earnings growth well into the next century. The independent directors continue to believe that he is compensated fairly, both in light of his superior contributions to the Company and its shareowners and in comparison to chief executive officers of comparable large companies.

     FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                       4 -- SHAREOWNER PROPOSAL REGARDING
                          SHAREOWNER VOTING PROVISIONS

     This proposal was submitted by Mr. Harold J. Mathis, Jr., P.O. Box 1209, Richmond, Texas 77406-1209 (the owner of 1,292 shares of Common Stock).

                            ------------------------

          'Recommend Board of Directors take steps necessary to implement this shareholder resolution to reinstate simple majority vote on all issues that can be submitted to shareholder vote.

        'REINSTATE SIMPLE MAJORITY VOTE TO ENHANCE SHAREHOLDER VALUE. Delete all AlliedSignal requirements for more than a 51%-majority vote. This includes the Corporate By-laws which has a massive 80%-supermajority requirement.

          'The bi-partisan National Conference of State Legislatures urged States to ban them. Major pension funds, including those holding AlliedSignal stock, declare that super-majority provisions are not in the best interest of the shareholders.

          'Also, require that any future super-majority proposal be put to shareholder vote -- as a separate issue and not as part of a resolution package.

          'The AlliedSignal super-majority provision means that if a majority of the shareholders (but less than an overwhelming 80%) vote to change certain items, management can ignore the majority.

          'A competitive company does not need protection from change by requiring an overwhelming 80%-vote.

          'These news reports indicate that management needs to be held accountable -- instead of an 80%-barrier to ignore the majority of shareholders:

     AlliedSignal is under fire for late deliveries of substandard jetliner parts, according to a Boeing Feb. 1997 letter.
          Arizona Business Gazette  May 8, 1997

     `[AlliedSignal] quality and delivery performance continue to deteriorate to unacceptable levels,' according to Boeing executive Andrew Stefan.
          Arizona Business Gazette  May 8, 1997

     `Rejection rates continue to rise, particularly (in) Phoenix, Tucson, Toronto, and Tempe. Production past-dues have increased from 78 to 463 since June 1996, with major offenders being Toronto, Tempe, South Bend (Ind.), Tucson, Phoenix, and Boyne City (Mich.).'
          Arizona Business Gazette  May 8, 1997

          'VOTE YES FOR RESOLUTION NO. 4: REINSTATE SIMPLE MAJORITY VOTE ON ALL ISSUES THAT CAN BE SUBMITTED TO SHAREHOLDER VOTE AND INCREASE MANAGEMENT ACCOUNTABILITY.'

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Most proposals submitted to a vote of the Company's shareowners, whether by management or the shareowners, currently require a vote of a majority of the shares represented at a meeting, whether in person or by proxy. Consistent with applicable Delaware law, the Company's shareowners in 1985 approved a Certificate of Incorporation and By-laws that contained provisions requiring the vote of 80% of the outstanding shares for certain actions. These limited provisions relate to the elimination of the classified Board of Directors, removal of directors, the calling of special meetings of shareowners and the requirement that shareowner action be taken at a meeting.

     These so-called 'super-majority' vote provisions of the Company's Certificate of Incorporation and By-laws are intended to provide protection for all shareowners against self-interested actions by one or a few large shareowners. Similar provisions are included in the governing documents of many public corporations. Such provisions are intended to encourage a person making an unsolicited bid for the Company to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all shareowners. Without such provisions, it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of the Company without negotiating with the Board to achieve the best results for the other shareowners.

     The proposal contains several citations to a May 1997 newspaper article, implying that the Company has not met its supply commitments to Boeing. In fact, the concerns noted in the article were prompted by the initial inability of the Company, like other Boeing suppliers and Boeing itself, to keep pace with an unprecedented worldwide market increase in aircraft production schedules. Since that time, the Company has met Boeing's demands and the increase in rejection rates and production past-dues cited in the article has been reversed. Further, the Company has not been responsible for any missed shipments or scheduled deliveries by Boeing or for any halt in its production lines.

     Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareowners would be required to amend the By-laws and the Certificate of Incorporation. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to shareowners. While the Board would consider such amendments, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and its shareowners.

     FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                     5 -- SHAREOWNER PROPOSAL REGARDING THE
                          ANNUAL ELECTION OF DIRECTORS

     This proposal has been submitted by Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 (the owner of 884 shares of Common Stock).

                            ------------------------

          'The shareholders of AlliedSignal request the Board of Directors take the necessary steps to amend the company's governing instruments, including the corporate by-laws, to elect the entire Board of Directors each year. This includes the requirement that any future change in the frequency of election of directors be submitted to shareholder vote as a stand-alone issue.

          'The Business Week Nov. 25, 1996 Cover Story said for the `The Best
     Boards: PLACE THE ENTIRE BOARD UP FOR ELECTION EVERY YEAR.'

          'Institutional Shareholder Services, a proxy advisory firm that studies management and shareholder resolutions, recommended a yes vote for this resolution in 1997.

          'This same resolution was approved by an impressive 44%-vote at the 1997 shareholder meeting exceeding the 42%-vote at the 1996 shareholder meeting.

          'AlliedSignal employees get annual reviews, yet give directors 3-years slack between shareholder review.

          'AlliedSignal directors are now employed by or are directors at successful companies that have annual election of the entire Board.

          'These are shareholders topics to ask the entire Board this year:

     1) AlliedSignal-Arizona is under fire from Boeing for late deliveries of substandard jetliner parts. [Aerospace is one of 3-main AlliedSignal sectors.]
          Arizona Business Gazette  May 8, 1997

      EEOC criticizes AlliedSignal-Arizona for age-discrimination layoffs.
          Arizona Tribune  April 30, 1997

      AlliedSignal-Arizona rejection rates continue to rise in 3 AlliedSignal Arizona factories. Also, production past-dues have quadrupled -- major offenders are 3 AlliedSignal Arizona factories.
          Arizona Business Gazette  May 8, 1997

     2) Mr. Bossidy, we know you can cut. Now show us how to grow. Fortune Aug. 21, 1995

      AlliedSignal is now a small player in the automotive supply world.
          Automotive News  Oct. 6, 1997

     3) 'If employees, bankers, suppliers and management sense you've taken care of yourself -- but are asking them to sacrifice -- you won't save the company,' said Gerald Greenwald, CEO United Airlines.
          Investor's Business Daily  Aug. 27, 1997

      Mr. Bossidy has more than $79-Million ($79,101,000) in unexercised stock options.
          Internet -- http://www.paywatch.org

     4) 'Layoffs are a statement of failure. Who let the company get bloated in the first place?' said Gerald Greenwald, CEO United Airlines.

      We will eliminate 6,100 jobs.
          Mr. Bossidy in USA Today  July 24, 1996

      AlliedSignal documents prove AlliedSignal planned to shut the Textron Lycoming, Connecticut factory before buying it.
          New Haven Advocate  Feb. 27, 1997

     5) AlliedSignal's U.S. defense business exceeds $1 Billion a year. [And contributes to U.S. protection against mass destruction weapons].

      AlliedSignal shipped 59 jet engines to China. The CIA reported China as the top world trafficker in mass destruction weapons. U.S-supplied jet engines contribute to world-wide cruise missile proliferation.
          Aviation Week  Aug. 4, 1997

     'To encourage directors to give more attention to these important issues, vote for ANNUAL ELECTION OF THE ENTIRE BOARD -- YES ON 5.'

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board believes that directors elected to a classified board are no less accountable to shareowners than they would be if all directors were elected annually. Since at least four directors must stand for election each year, the shareowners have the opportunity annually to vote against those directors as a way of expressing any dissatisfaction they may have with the Board or management. The Board addresses many important issues during the year and it disagrees with any suggestion by the proponent that its attention to these issues is in any way affected by the timing of elections.

     The Company's current system of electing directors by classes was approved by the shareowners in 1985. Under this method, as provided in the Company's Certificate of Incorporation and By-laws, approximately one-third of the directors are elected annually by the shareowners. For the reasons indicated below, it is the Board's opinion that the classified Board serves the Company and its shareowners well.

     With the classified Board, the likelihood of continuity and stability in the Board's business strategies and policies is enhanced since generally two-thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the Company. This enables the directors to build on past experience and plan for a reasonable period into the future.

     The classified Board is intended to encourage persons who may seek to acquire control of the Company to initiate such action through negotiations with the Board. Otherwise, at least two meetings of shareowners would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors would provide the Board with an adequate opportunity to fulfill its duties to the Company's shareowners to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareowners. The Board believes that although a classified board enhances the ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not preclude takeover offers.

     Adoption of this proposal would not automatically eliminate the classified Board. Further action by the shareowners would be required to amend the By-laws and the Certificate of Incorporation. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, an amendment to the Certificate of Incorporation requires a recommendation from the Board of Directors prior to submission to shareowners. While the Board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and its shareowners.

     FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                             ADDITIONAL INFORMATION

OTHER ACTION AT THE MEETING

     The Board of Directors was not aware within a reasonable time before this solicitation of any other matter to be presented for action at the Annual Meeting. If any additional matters are properly presented, the shares represented by a properly signed proxy card will be voted in accordance with the judgment of the persons named on the proxy card.

     Under the Company's By-laws, a shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for the election of directors at the meeting must give the Secretary of the Company written notice of such intention in accordance with the prescribed procedure. In general, the By-law procedure (the full provisions of which govern) requires that the notice be received at the Company's headquarters not less than 30 nor more than 60 days prior to the meeting and that it set forth the shareowner's name, address and number of shares of Common Stock beneficially owned, together with information about the candidate that would be required in a proxy statement and the candidate's written consent to be nominated and to serve if elected. Nominations not made in accordance with the procedure prescribed in the By-laws must be disregarded.

COST OF SOLICITATION

     The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally or by telephone or other means of communication. The Company will also reimburse brokers, banks and other intermediaries holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to the beneficial owners of the stock and obtaining their proxies. The Company has retained Morrow & Co., New York, New York, at an approximate total cost of $25,000, plus out-of-pocket expenses, to assist in the solicitation of proxies by mail, personally or by telephone or other means of communication.

SHAREOWNER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareowners may submit proposals on matters appropriate for shareowner action at the Company's annual meetings, consistent with regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting must be received by the Company not later than November 10, 1998. Proposals should be directed to the attention of the Secretary, AlliedSignal Inc., P.O. Box 4000, Morristown, New Jersey 07962.
                            ------------------------
     Shareowners are urged to send in their proxies without delay.

                                         By Order of the Board of Directors

                                              PETER M. KREINDLER
                                              Senior Vice President,
                                               General Counsel and Secretary

March 10, 1998

                       DIRECTIONS TO COMPANY HEADQUARTERS
                    101 COLUMBIA ROAD, MORRIS TOWNSHIP, N.J.



                                   [AREA MAP]


 FROM RTE. 80 (EAST OR WEST) AND RTE. 287 SOUTH:
Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East -- Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into AlliedSignal.

 FROM RTE. 287 NORTH:
Take Rte. 287 North to Exit 37 (Rte. 24 East -- Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into AlliedSignal.

 FROM NEWARK INTERNATIONAL AIRPORT:
Take Rte. 78 West to Rte. 24 West (Springfield -- Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into AlliedSignal.

                                     [LOGO]

                         NOTICE OF 1998 ANNUAL MEETING
                              AND PROXY STATEMENT

                                   APPENDIX 1
                              BANK OF N.Y. PROXY CARD

[LOGO]                                                                 P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLIEDSIGNAL INC.
                 ANNUAL MEETING OF SHAREOWNERS--APRIL 27, 1998

     The undersigned hereby appoints LAWRENCE A. BOSSIDY and PETER M. KREINDLER as proxies (each with power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of AlliedSignal Inc. to be held on April 27, 1998, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

                              --------------------

     Your vote for the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Daniel P. Burnham, Russell E. Palmer, Ivan G. Seidenberg, Andrew C. Sigler and Thomas P. Stafford.

NOTE: After signing, please insert this Proxy in the        ALLIEDSIGNAL INC.
enclosed envelope so that the address at right shows        P.O. BOX 11010
through the window.                                         NEW YORK, N.Y. 10203-0010

     IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3 THROUGH 5.


                                  (SPECIFY CHOICES AND SIGN ON THE REVERSE SIDE)

Please complete (X) in blue or black ink.

A VOTE 'FOR' PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

1. Election of Directors (D.P. Burnham, R.E. Palmer, I.G. Seidenberg, A.C. Sigler, T.P. Stafford)

  FOR all   [ ]         WITHHOLD AUTHORITY  [ ]         EXCEPTION          [ ]
  nominees              to vote for all nominees        (see Instruction)

Instruction: To withhold authority to vote for any individual nominee(s), mark the 'Exception' box and write the name(s) on the line below.


______________________________________________________________________

2. Appointment of Independent Accountants

  FOR  [ ]               AGAINST  [ ]               ABSTAIN  [ ]


A VOTE 'AGAINST' PROPOSALS 3 THROUGH 5 IS RECOMMENDED BY THE BOARD OF DIRECTORS:


3. Shareowner proposal regarding executive severance pay

  FOR  [ ]               AGAINST  [ ]               ABSTAIN  [ ]


4. Shareowner proposal regarding shareowner voting provisions

  FOR  [ ]               AGAINST  [ ]               ABSTAIN  [ ]


5. Shareowner proposal regarding the annual election of directors

  FOR  [ ]               AGAINST  [ ]               ABSTAIN  [ ]

Please complete (X) if you:

Plan to attend the  [ ]         Have written comments   [ ]
Annual Meeting                  on this card


                                            PLEASE SIGN EXACTLY AS NAME APPEARS
                                            ON THIS PROXY. JOINT OWNERS SHOULD
                                            ALL SIGN. EXECUTORS, ADMINISTRATORS,
                                            TRUSTEES AND OTHERS ACTING IN A
                                            REPRESENTATIVE CAPACITY SHOULD
                                            INDICATE TITLE WHEN SIGNING.

                                            Dated ________________________, 1998


                                            Signed _____________________________

                                                   _____________________________

                                            PLEASE SIGN, DATE AND RETURN THIS
                                            PROXY PROMPTLY IN THE ENCLOSED
                                            ENVELOPE.


Please complete (X) if you want your
vote kept confidential under the
policy described on page 1 of the
Proxy Statement.                     [ ]

                              APPENDIX 2
                          SAVINGS PLAN PROXY CARD

                     REQUEST FOR CONFIDENTIAL INSTRUCTIONS
       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLIEDSIGNAL INC.
             PURSUANT TO THE ALLIEDSIGNAL SAVINGS PLAN (THE 'PLAN')

     The undersigned hereby instructs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of Common Stock with respect to which the undersigned is entitled to instruct the Trustee as to voting under the Plan at the Annual Meeting of Shareowners of AlliedSignal Inc. to be held on April 27, 1998, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

                            ------------------------

     Your vote for the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Daniel P. Burnham, Russell E. Palmer, Ivan G. Seidenberg, Andrew C. Sigler and Thomas P. Stafford.

     IF THIS CARD IS PROPERLY SIGNED AND RETURNED, THE SHARES WILL BE VOTED AS SPECIFIED HEREIN OR, IF NO CHOICE IS SPECIFIED, THEY WILL BE VOTED 'FOR' THE ELECTION OF ALL NOMINEES FOR DIRECTOR, 'FOR' PROPOSAL 2 AND 'AGAINST' PROPOSALS 3 THROUGH 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO INSTRUCTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH INSTRUCTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.

                                         [CONTINUE AND SIGN ON THE REVERSE SIDE]

A VOTE 'FOR' PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

1. Election of Directors
   (D.P. Burnham, R.E. Palmer, I.G. Seidenberg, A.C. Sigler and T.P. Stafford)

         FOR all nominees         [ ]                     WITHHOLD AUTHORITY        [ ]
         (except as noted below)                          to vote for all nominees

   INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below


--------------------------------------------------------------------------------

2. Appointment of Independent Accountants

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]


A VOTE 'AGAINST' PROPOSALS 3-5 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

3. Shareowner proposal regarding executive severance pay

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]

4. Shareowner proposal regarding shareowner voting provisions

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]

5. Shareowner proposal regarding the annual election of directors

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]



                                          PLEASE SIGN EXACTLY AS NAME APPEARS.


                                          Dated __________________________, 1998


                                          Signed _______________________________


PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 APPENDIX 3
                           THRIFT PLAN PROXY CARD

                     REQUEST FOR CONFIDENTIAL INSTRUCTIONS
       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLIEDSIGNAL INC.
             PURSUANT TO THE ALLIEDSIGNAL THRIFT PLAN (THE 'PLAN')

     The undersigned hereby instructs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of Common Stock with respect to which the undersigned is entitled to instruct the Trustee as to voting under the Plan at the Annual Meeting of Shareowners of AlliedSignal Inc. to be held on April 27, 1998, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

                            ------------------------

     Your vote for the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Daniel P. Burnham, Russell E. Palmer, Ivan G. Seidenberg, Andrew C. Sigler and Thomas P. Stafford.

     IF THIS CARD IS PROPERLY SIGNED AND RETURNED, THE SHARES WILL BE VOTED AS SPECIFIED HEREIN OR, IF NO CHOICE IS SPECIFIED, THEY WILL BE VOTED 'FOR' THE ELECTION OF ALL NOMINEES FOR DIRECTOR, 'FOR' PROPOSAL 2 AND 'AGAINST' PROPOSALS 3 THROUGH 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO INSTRUCTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH INSTRUCTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.

                                         [CONTINUE AND SIGN ON THE REVERSE SIDE]

A VOTE 'FOR' PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

1. Election of Directors
   (D.P. Burnham, R.E. Palmer, I.G. Seidenberg, A.C. Sigler and T.P. Stafford)

         FOR all nominees         [ ]                     WITHHOLD AUTHORITY        [ ]
         (except as noted below)                          to vote for all nominees

   INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below


--------------------------------------------------------------------------------

2. Appointment of Independent Accountants

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]


A VOTE 'AGAINST' PROPOSALS 3-5 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

3. Shareowner proposal regarding executive severance pay

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]

4. Shareowner proposal regarding shareowner voting provisions

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]

5. Shareowner proposal regarding the annual election of directors

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]



                                          PLEASE SIGN EXACTLY AS NAME APPEARS.


                                          Dated __________________________, 1998


                                          Signed _______________________________


PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                APPENDIX 4
                    TRUCK BRAKE SYSTEMS PLAN PROXY CARD

                     REQUEST FOR CONFIDENTIAL INSTRUCTIONS
       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLIEDSIGNAL INC. PURSUANT TO THE ALLIEDSIGNAL TRUCK BRAKE SYSTEMS COMPANY SAVINGS PLAN (THE
                                    'PLAN')

     The undersigned hereby instructs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of Common Stock with respect to which the undersigned is entitled to instruct the Trustee as to voting under the Plan at the Annual Meeting of Shareowners of AlliedSignal Inc. to be held on April 27, 1998, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

                            ------------------------

     Your vote for the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Daniel P. Burnham, Russell E. Palmer, Ivan G. Seidenberg, Andrew C. Sigler and Thomas P. Stafford.

     IF THIS CARD IS PROPERLY SIGNED AND RETURNED, THE SHARES WILL BE VOTED AS SPECIFIED HEREIN OR, IF NO CHOICE IS SPECIFIED, THEY WILL BE VOTED 'FOR' THE ELECTION OF ALL NOMINEES FOR DIRECTOR, 'FOR' PROPOSAL 2 AND 'AGAINST' PROPOSALS 3 THROUGH 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO INSTRUCTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH INSTRUCTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.

                                         [CONTINUE AND SIGN ON THE REVERSE SIDE]

A VOTE 'FOR' PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

1. Election of Directors
   (D.P. Burnham, R.E. Palmer, I.G. Seidenberg, A.C. Sigler and T.P. Stafford)

         FOR all nominees         [ ]                     WITHHOLD AUTHORITY        [ ]
         (except as noted below)                          to vote for all nominees

   INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below


--------------------------------------------------------------------------------

2. Appointment of Independent Accountants

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]


A VOTE 'AGAINST' PROPOSALS 3-5 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

3. Shareowner proposal regarding executive severance pay

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]

4. Shareowner proposal regarding shareowner voting provisions

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]

5. Shareowner proposal regarding the annual election of directors

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]



                                          PLEASE SIGN EXACTLY AS NAME APPEARS.


                                          Dated __________________________, 1998


                                          Signed _______________________________


PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                APPENDIX 5
                     ASEC MANUFACTURING PLAN PROXY CARD

                     REQUEST FOR CONFIDENTIAL INSTRUCTIONS
       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLIEDSIGNAL INC.
          PURSUANT TO THE ASEC MANUFACTURING SAVINGS PLAN (THE 'PLAN')

     The undersigned hereby instructs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of Common Stock with respect to which the undersigned is entitled to instruct the Trustee as to voting under the Plan at the Annual Meeting of Shareowners of AlliedSignal Inc. to be held on April 27, 1998, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

                            ------------------------

     Your vote for the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Daniel P. Burnham, Russell E. Palmer, Ivan G. Seidenberg, Andrew C. Sigler and Thomas P. Stafford.

     IF THIS CARD IS PROPERLY SIGNED AND RETURNED, THE SHARES WILL BE VOTED AS SPECIFIED HEREIN OR, IF NO CHOICE IS SPECIFIED, THEY WILL BE VOTED 'FOR' THE ELECTION OF ALL NOMINEES FOR DIRECTOR, 'FOR' PROPOSAL 2 AND 'AGAINST' PROPOSALS 3 THROUGH 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO INSTRUCTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH INSTRUCTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.

                                         [CONTINUE AND SIGN ON THE REVERSE SIDE]

A VOTE 'FOR' PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

1. Election of Directors
   (D.P. Burnham, R.E. Palmer, I.G. Seidenberg, A.C. Sigler and T.P. Stafford)

         FOR all nominees         [ ]                     WITHHOLD AUTHORITY        [ ]
         (except as noted below)                          to vote for all nominees

   INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below


--------------------------------------------------------------------------------

2. Appointment of Independent Accountants

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]


A VOTE 'AGAINST' PROPOSALS 3-5 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

3. Shareowner proposal regarding executive severance pay

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]

4. Shareowner proposal regarding shareowner voting provisions

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]

5. Shareowner proposal regarding the annual election of directors

   FOR    [ ]                 AGAINST    [ ]                       ABSTAIN   [ ]



                                          PLEASE SIGN EXACTLY AS NAME APPEARS.


                                          Dated __________________________, 1998


                                          Signed _______________________________


PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                   APPENDIX 6
                                   SP LETTER

[LOGO]                                                 AlliedSignal Inc.
                                                       P.O. Box 3000
                                                       Morristown, NJ 07962-2496

LARRY BOSSIDY
Chairman and
Chief Executive Officer

                                                       March 10, 1998

Dear Plan Participant:

Thanks to the commitment and performance of AlliedSignal's employees, the company recorded a 15% increase in earnings per share in 1997. It was the sixth consecutive year that AlliedSignal delivered earnings growth of at least 15%. The record of the past several years gives us confidence that AlliedSignal can deliver consistent, substantial growth well into the future. After outperforming the market averages in 1995 and 1996, the market performance of AlliedSignal shares lagged the averages in 1997 but still rose by 16%. In addition, the common stock dividend was raised again this year by 15%.

Enclosed is a meeting notice and proxy statement for the 1998 Annual Meeting of Shareowners. As a plan participant, you are entitled to instruct the Trustee, State Street Bank and Trust Company, how to vote the AlliedSignal shares attributable to your plan account. The proxy statement includes the proposals to be voted on, as well as the recommendations of the Board of Directors. A card requesting your confidential voting instructions is enclosed for your use.

This is your opportunity to have the plan shares voted in accordance with your wishes. All votes are important, and I urge you to exercise your right to vote by completing the instruction card at your earliest convenience.

If you own AlliedSignal shares other than through the plans, you will receive a separate proxy card for those shares. To vote all of your shares, you should return your plan instruction card in the enclosed envelope to the Trustee, and return any proxy card you receive for other shares in the separate envelope provided with that card.

I am grateful for your support as we continue to progress and move closer to realizing our vision of becoming one of the world's premier companies.

                                                              Sincerely,


                                                              LARRY BOSSIDY



Enclosures